Exhibit 99.1

Nightfood Holdings Announces Effectiveness of 1-for-150 Reverse Stock Split in Support of Proposed Nasdaq Uplisting

Split-adjusted trading began Oct. 20, 2026, under the temporary symbol NGTFD

LOS ANGELES, Oct. 20, 2026 (GLOBE NEWSWIRE) — via IBN — Nightfood Holdings, Inc. (OTC Pink: NGTFD) (“Nightfood” or the “Company”), doing business as TechForce Robotics, today announced that, effective at 12:01 a.m. Eastern Time on Oct. 20, 2026 (the “Effective Time”), the Company effected a 1-for-150 reverse stock split (the “Reverse Stock Split”) of all issued and outstanding shares of its common stock, par value $0.001 per share (the “Common Stock”).

As a result of the Reverse Stock Split, every 150 shares of issued and outstanding Common Stock were automatically combined into one share of Common Stock. The Reverse Stock Split applied proportionately to all holders of Common Stock and did not change any holder’s percentage ownership interest in the Company, except for immaterial changes resulting from the treatment of fractional shares. No fractional shares were issued. A holder who otherwise would have been entitled to receive a fractional share was rounded up to the next whole share.

The Reverse Stock Split reduced the number of issued and outstanding shares of Common Stock from approximately 543,899,213 immediately before the Effective Time to approximately 3,625,995 immediately after the Effective Time. The number of authorized shares of Common Stock did not change as a result of the Reverse Stock Split.

The Common Stock began trading on a split-adjusted basis on the OTC Pink market at market open on Oct. 20, 2026. For 20 trading days following the Effective Time, the Common Stock will trade under the temporary symbol NGTFD, after which its trading symbol will change to NGTF. Following the Reverse Stock Split, the CUSIP number for the Common Stock is 65412F200.

The Company’s transfer agent, ClearTrust, LLC, acted as the exchange agent for the Reverse Stock Split. Stockholders who held their shares in brokerage accounts or in “street name” were not required to take any action to effect the Reverse Stock Split.

The Reverse Stock Split is intended to increase the per-share trading price of the Common Stock and support the Company’s efforts to satisfy the applicable initial listing requirements of the Nasdaq Capital Market.

“The effectiveness of the Reverse Stock Split represents another important step in our Nasdaq uplisting process,” said Jimmy Chan, Chief Executive Officer of Nightfood Holdings. “Our team has worked diligently over the past 18 months to build the Company and position it for its next stage of growth. If achieved, a Nasdaq listing could enhance our market visibility, broaden access to institutional and retail investors, and create additional opportunities to advance strategic relationships and partnerships. While the proposed uplisting remains subject to Nasdaq’s approval and our satisfaction of all applicable listing requirements, we are proud to have reached this important milestone and remain focused on growing our AI-enabled robotics and semiconductor automation businesses.”

The Company has submitted an application to list its Common Stock on the Nasdaq Capital Market and continues to advance through Nasdaq’s review process. In connection with the application, the Company is working to demonstrate compliance with all relevant initial listing standards, including, as applicable, requirements relating to minimum bid price, market value of unrestricted publicly held shares, public float, trading liquidity, stockholder distribution and corporate governance. The Reverse Stock Split is intended to support the Company’s efforts to satisfy certain of these requirements; however, the Reverse Stock Split alone does not ensure that the Company will qualify for listing. Completion and timing of the proposed uplisting remain subject to Nasdaq’s continued review, the Company’s satisfaction of all applicable listing requirements and Nasdaq’s final approval. There can be no assurance that the Company will satisfy those requirements within any particular timeframe, that Nasdaq will approve the listing application, or that the proposed uplisting will be completed.

About Nightfood Holdings, Inc. (d/b/a TechForce Robotics)

Nightfood Holdings, Inc., doing business as TechForce Robotics, is an advanced robotics and automation company focused on delivering intelligent, scalable solutions for industrial and commercial applications. The Company integrates robotics, artificial intelligence and software-driven systems to optimize operations, improve efficiency and enable next-generation automation.

TechForce Robotics partners with organizations to design and deploy customized robotic solutions that address evolving operational requirements.

Learn more: www.techforcerobotics.com

About TechForce Advanced Manufacturing

TechForce Advanced Manufacturing, Inc. is a Nevada corporation formed to develop, manufacture, commercialize, install and support semiconductor automation and inspection systems. Its initial focus is expanding Wafer Sorter and AOI production for wafer-based semiconductor and CoWoS-related advanced-packaging applications, while pursuing future applications supporting emerging Chip-on-Panel-on-Substrate (“CoPoS”) manufacturing processes.

Forward-Looking Statements

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “plan,” “project,” “target,” “will” and similar expressions identify forward-looking statements.

Forward-looking statements are based on management’s current expectations and assumptions. They are subject to risks, uncertainties, and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others:

●	The Reverse Stock Split may not achieve its intended results, including increasing the market price of the Company’s Common Stock on a sustained basis;
●	The market price of the Common Stock may decline after the Reverse Stock Split, and the Company’s market capitalization may fall;
●	The Reverse Stock Split may reduce the liquidity of the Common Stock and increase the number of stockholders holding odd lots;
●	Market reaction to the Reverse Stock Split may be negative;
●	The Company may need to raise additional capital, and any such capital may not be available on acceptable terms, or at all; and
●	Other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission, available at www.sec.gov.

Readers should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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